Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 21, 2017

FOR IMMEDIATE RELEASE
CONTACT: Sharon Cook
Federal Home Loan Bank of Atlanta
scook@fhlbatl.com
(404) 888.8173

Federal Home Loan Bank of Atlanta Announces Preliminary 2016 Year-end Financial Results

ATLANTA, February 21, 2017 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter and year ended December 31, 2016. All numbers reported below for 2016 are approximate until the Bank announces 2016 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 9, 2017.

The Bank reported net income of $89 million for the fourth quarter of 2016, an increase of $18 million from net income of $71 million for the fourth quarter of 2015. The increase in net income during the fourth quarter of 2016 was primarily attributable to an increase in interest rates. The Bank reported net income of $278 million for 2016, a decrease of $23 million from net income of $301 million for 2015. As of December 31, 2016, the Bank had total assets of $138.7 billion, a decrease of $3.6 billion, or 2.51 percent, from December 31, 2015. The Bank's advances were $99.1 billion as of December 31, 2016, a decrease of $5.1 billion, or 4.89 percent, from December 31, 2015.

The Bank's retained earnings balance was $1.9 billion as of December 31, 2016, an increase of $52 million, or 2.86 percent, from December 31, 2015. Capital stock was $5.0 billion as of December 31, 2016, a decrease of $146 million, or 2.88 percent, from December 31, 2015.

The Bank's 2016 performance resulted in a return on equity (ROE) of 4.08 percent as compared to 4.63 percent for 2015. The ROE spread to average three-month LIBOR decreased in 2016 compared to 2015, equaling 334 basis points for 2016, as compared to 431 basis points for 2015. The Bank continues to meet its regulatory capital requirements.

-MORE-

Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2016	2015
Investments	$36,510	$35,175
Advances	99,077	104,168
Mortgage loans held for portfolio, net	523	584
Total assets	138,671	142,246
Consolidated obligations, net	129,939	133,387
Total capital stock	4,955	5,101
Retained earnings	1,892	1,840
Accumulated other comprehensive income	104	75
Total capital	6,951	7,016
Capital-to-assets ratio (GAAP)	5.01%	4.93%
Capital-to-assets ratio (Regulatory)	4.94%	4.89%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2016	2015	2016	2015
Net interest income	$68	$92	$334	$243
Reversal of provision for credit losses	—	(1)	(1)	(1)
Net impairment losses recognized in earnings	(1)	—	(3)	(5)
Standby letters of credit fees	7	7	28	28
Other income	63	15	86	202
Total noninterest expense	38	37	137	135
Affordable Housing Program assessments	10	7	31	33
Net income	89	71	278	301
Return on average assets	0.26%	0.21%	0.20%	0.23%
Return on average equity	5.23%	4.38%	4.08%	4.63%

Additional financial information concerning the Bank's results of operations for the quarter and year ended December 31, 2016, will be available in the Bank's Form 10-K that the Bank expects to file on or about March 9, 2017, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

-MORE-

About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $5.0 billion in Affordable Housing Program funds, assisting more than 791,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation any one or more of the following factors: legislative, regulatory and accounting actions, changes, approvals or requirements; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; disruptions in information systems; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

* * *

-- END --